UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Amendment No. 2

Under the Securities Exchange Act of 1934

DAVE & BUSTER’S ENTERTAINMENT, INC.
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)

238337 109
(CUSIP Number)

DECEMBER 31, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

_______________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 238337 109	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS OAK HILL CAPITAL PARTNERS III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN

* See Item 4

CUSIP No. 238337 109	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN

CUSIP No. 238337 109	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS OHCP GenPar III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN

CUSIP No. 238337 109	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS OHCP MGP Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN

CUSIP No. 238337 109	SCHEDULE 13G

1	NAMES OF REPORTING PERSONS OHCP MGP III, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		OO

Item 1(a).	Name of Issuer

Dave & Buster’s Entertainment, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices

2481 Mañana Drive
Dallas, Texas 75220

Item 2.	(a) – (c)

This statement is being filed jointly by each of:

Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership
Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership
OHCP GenPar III, L.P., a Cayman Islands exempted limited partnership
OHCP MGP Partners III, L.P., a Cayman Islands exempted limited partnership
OHCP MGP III, Ltd., a Cayman Islands exempted company

The business address of each of the Reporting Persons is c/o Oak Hill Capital Management, LLC, 65 East 55th Street, 32nd Floor, New York, NY 10022.

(d) Title of Class of Securities

Common Stock, par value $0.01 per share

(e) CUSIP Number

238337 109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), checkwhether the person filing is a:

☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership

(a)-(c)

The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 31, 2016, are incorporated by reference.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security BeingReported on by the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: March 21, 2017

OAK HILL CAPITAL PARTNERS III, L.P.
By:	OHCP GENPAR III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, LTD., its general partner

By:	/s/ Caitlin H. Melchior
Name:	Caitlin H. Melchior
Title:	Assistant Secretary

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.
By:	OHCP GENPAR III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, LTD., its general partner

By:	/s/ Caitlin H. Melchior
Name:	Caitlin H. Melchior
Title:	Assistant Secretary

OHCP GENPAR III, L.P.
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, LTD., its general partner

By:	/s/ Caitlin H. Melchior
Name:	Caitlin H. Melchior
Title:	Assistant Secretary

OHCP MGP PARTNERS III, L.P.

By:	OHCP MGP III, LTD., its general partner
By:	/s/ Caitlin H. Melchior
Name:	Caitlin H. Melchior
Title:	Assistant Secretary

OHCP MGP III, LTD.

By:	/s/ Caitlin H. Melchior
Name:	Caitlin H. Melchior
Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.
1
Joint Filing Agreement, dated March 21, 2017, among Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P, OHCP GenPar III, L.P., OHCP MGP Partners III, L.P. and OHCP MGP III, Ltd.